Exhibit 23.8

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Chesapeake Energy Corporation our report dated May 13, 2022, relating to the statements of revenues and direct operating expenses associated with certain oil and gas properties acquired by Chesapeake Energy Corporation from Tug Hill Marcellus, LLC for the years ended December 31, 2021 and 2020. We also consent to the reference to our firm under the heading “Experts” in the prospectus/offers to exchange which is part of this Registration Statement.

/s/ Whitley Penn LLP

August 18, 2022

Fort Worth, Texas